Exhibit 99.1

RAILAMERICA APPOINTS NEW CHAIRMAN

Company Separates Chairmanship from President & CEO

Boca Raton, FL – March 12, 2004 – RailAmerica, Inc. (NYSE: RRA) announced today that the Board of Directors has split the offices of Chairman of the Board and President & CEO. William G. Pagonis, who previously served as Vice Chairman of the Board and Chairman of the Corporate Governance and Nominating Committee, will serve as the new Chairman of the Board. Gary O. Marino will continue to serve as the President & CEO of the Company.

“The Board of Directors has determined that separation of the offices of Chairman and CEO is an important element in developing an effective corporate governance system,” said Mr. Pagonis, noting that a number of Fortune 500 companies have recently taken similar action.

The Board also appointed Charles Swinburn, who currently serves on the Compensation and Government Relations Committees, as the new Chairman of the Corporate Governance and Nominating Committee to replace Mr. Pagonis, who has also resigned as a member of the Company’s Compensation Committee. The Board has appointed John M. Sullivan to replace Mr. Pagonis on the Company’s Compensation Committee.

Mr. Pagonis is currently Senior Vice President – Head of Supply Chain for Sears Roebuck and Company, and President of Sears Logistics Services, Inc., a wholly owned subsidiary of Sears. Mr. Pagonis is also a retired U.S. Army Lieutenant General. He served in Desert Shield / Desert Storm as logistics commander for General Schwarzkopf. Mr. Pagonis has served as a member of the Board of Directors of RailAmerica, Inc. since February 2000.

RailAmerica, Inc. is the world’s largest short line and regional railroad operator with 47 railroads operating approximately 15,000 miles in the United States, Canada, and Australia, including track access arrangements. The Company is a member of the Russell 2000® Index. Its website may be found at http://www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell Freight Australia and non- operating/non-strategic properties and assets when scheduled or at all, failure to successfully refinance debt, failure to accomplish new marketing initiatives, economic conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings and EBITDA of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic conditions, realization of operating synergies, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.